Subject to Completion Preliminary Term Sheet dated January 5, 2009	Filed Pursuant to Rule 433 Registration No. 333-133852

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together the “Note Prospectus”). Investing in the notes involves a number of risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-1.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in January or February 2009, the settlement date may occur in January or February 2009, the maturity date may occur in January or February 2011 and the observation dates may be adjusted accordingly. Any reference in this term sheet to the month in which the settlement date, maturity date, or any observation date will occur is subject to change as specified above.

“Strategic Accelerated Redemption Securities®” is a registered service mark of our subsidiary, Merrill Lynch & Co., Inc.

The Russell Midcap® Growth Index is a trademark of Russell Investment Group and has been licensed for use by our subsidiary, MLPF&S, and its affiliates, including us. The notes are not sponsored, endorsed, sold, or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the notes.

Merrill Lynch & Co.

January     , 2009

Strategic Accelerated Redemption Securities®

Summary

The Strategic Accelerated Redemption Securities® Linked to the Russell Midcap® Growth Index, due February     , 2011 (the “notes”), are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation (“FDIC”) or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide for an automatic call if the Observation Level of the Russell Midcap® Growth Index (the “Index”) on any Observation Date is equal to or greater than the Call Level. If the notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the $10 Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the value of the Index from the Starting Value, as determined on the pricing date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have their notes called by us on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-1.

Terms of the Notes	Determining Payment for the Notes

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level on such Observation Date is equal to or greater than the applicable Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to such Observation Date, which is equal to the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the calculation agent and will be based on the percentage change in the value of the Index from the Starting Value to the Ending Value:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations assuming:

1) a hypothetical Starting Value of 239.30, the closing value of the Index on December 26, 2008;

2) a hypothetical Threshold Value of 215.37, or 90% of the hypothetical Starting Value;

3) a hypothetical Call Level of 239.30, or 100% of the hypothetical Starting Value;

4) a term of the notes from January 2, 2009 to January 3, 2011, a term expected to be similar to that of the notes;

5) a Call Premium of 16% of the $10.00 Original Offering Price per unit per annum, the midpoint of the range of 14% and 18%; and

6) Observation Dates occurring on January 4, 2010, July 2, 2010, and December 27, 2010.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on January 4, 2010, the Call Amount per unit will be:

$10.00 plus the Call Premium of $1.60 = $11.60 per unit.

Example 2

If the call is related to the Observation Date that falls on July 2, 2010, the Call Amount per unit will be:

$10.00 plus the Call Premium of $2.40 = $12.40 per unit.

Example 3

If the call is related to the Observation Date that falls on December 27, 2010, the Call Amount per unit will be:

$10.00 plus the Call Premium of $3.20 = $13.20 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final Observation Date is not less than 215.37, the hypothetical Threshold Value. The amount received at maturity per unit will therefore be $10.00.

Example 5

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final Observation Date is less than 215.37, the hypothetical Threshold Value. The amount received at maturity will be less, and possibly significantly less, than the Original Offering Price of $10 per unit.

If the Ending Value is 203.41, or 85% of the hypothetical Starting Value, the payment at maturity will be:

$10 + [$10 x (203.41 – 215.37) / 239.30] = $9.50 per unit

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, the Observation Level on the applicable Observation Date, the Ending Value, if applicable, the Call Premium, and the term of your investment.

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on January 4, 2010	Observation Date on July 2, 2010	Observation Date on December 27, 2010

Hypothetical Starting Value	239.30	239.30	239.30

Hypothetical Call Level	239.30	239.30	239.30

Hypothetical Observation Level on the Observation Date	274.07	259.28	246.31

Return of the Index (excluding any dividends)	14.53%	8.35%	2.93%

Return of the Notes	16.00%	24.00%	32.00%

Call Amount per Unit	$11.60	$12.40	$13.20

Notes Are Not Called on any Observation Date	Hypothetical Ending Value is greater than the hypothetical Threshold Value	Hypothetical Ending Value is less than the hypothetical Threshold Value

Hypothetical Starting Value	239.30	239.30

Hypothetical Ending Value	220.16	203.41

Hypothetical Threshold Value	215.37	215.37

Is the hypothetical Ending Value less than the hypothetical Threshold Value?	No	Yes

Return of the Index (excluding any dividends)	-8.00%	-15.00%

Return of the Notes	0.00%	-5.00%

Redemption Amount per Unit	$10.00	$9.50

Risk Factors

An investment in the notes involves significant risks. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections included in the product supplement STR-1 and MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisers before you invest in the notes.

■	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

■	Your return, if any, is limited to the Call Premium.

■	Your yield may be less than the yield on a conventional debt security of comparable maturity.

■	Your investment return may be less than a comparable investment directly in the stocks included in the Index.

■	You must rely on your own evaluation of the merits of an investment linked to the Index.

■

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

■	We cannot assure you that a trading market for your notes will ever develop or be maintained.

■	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index.

■	Russell Investment Group may adjust the Index in a way that affects its value, and Russell Investment Group has no obligation to consider your interests.

■

You will have no rights as a securityholder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

■	We do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

■

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

■	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

■	Purchases and sales by us and our affiliates may affect your return.

■	Our trading and hedging activities may create conflicts of interest with you.

■	Our hedging activities may affect your return at maturity and the market value of the notes.

■	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

■	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below.

Investor Considerations

You may wish to consider an investment in the notes if:

■	You anticipate that the value of the Index will be equal to or higher than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

■

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index from the Starting Value to the date on which the notes are called.

■

You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

■

You accept that your investment may result in a loss, which could be significant, if the value of the Index decreases below the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.

■	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

■	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

■

You are willing to accept that there is no assurance that the notes will be listed or remain listed on NYSE Arca. You understand that any listing does not ensure that a trading market will develop for the notes or that there will be liquidity in any trading market. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our perceived creditworthiness.

The notes may not be appropriate investments for you if:

■	You want to hold your notes for the full term.

■	You anticipate that the value of the Index will depreciate from the Starting Value to the Ending Value.

■	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

■	You seek a return on your investment that will not be capped at the Call Premium.

■	You are seeking 100% principal protection or preservation of capital.

■	You seek interest payments or other current income on your investment.

■	You want to receive dividends paid on the stocks included in the Index.

■	You want assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is in excess of three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the notes occurs more than three business days from the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The Russell Midcap® Growth Index Composition, Maintenance and Calculation

Russell Investment Group (“Russell”) calculates and publishes the Russell Midcap® Growth Index on Bloomberg under index symbol “RDG”. The Russell Midcap® Growth Index measures the composite price performance of a selection of companies representing the mid-cap growth sector from the Russell Midcap® Index, which consists of approximately 800 companies that are either incorporated in the United States or its territories or are eligible for inclusion as a BDI (as defined below). All 800 stocks of the Russell Midcap® Index are traded on a major U.S. exchange and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest companies either incorporated in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell Midcap® Index consists of approximately the smallest 800 companies by market capitalization included in the Russell 1000® Index. The Russell Midcap® Growth Index is designed to track the performance of the growth segment of the mid-cap United States equity market. As of November 30, 2008, the average market capitalization of companies included in the Russell Midcap® Growth Index was $5.4 billion, and the median market capitalization of companies included in the Russell Midcap® Growth Index was $2.5 billion. The Russell Midcap® Growth Index is determined, comprised, and calculated by Russell without regard to the notes.

Companies incorporated in the United States and its territories are eligible for inclusion in the Russell 3000® Index and the Russell Midcap® Growth Index. Beginning during reconstitution of the Russell 3000® Index and the Russell Midcap® Growth Index in 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. Companies incorporated in these regions are considered Benefit-Driven Incorporation (“BDI”) companies because they typically incorporate in these regions for operations, tax, political, or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000® Index and the Russell Midcap® Growth Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible:

—	The company has its headquarters in the U.S., or

—	The company’s headquarters is also in a BDI designated region or country and the primary exchange for the company’s shares is in the U.S.

For new companies located in the BDI regions eligible for inclusion in the Russell 3000® Index and the Russell Midcap® Growth Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, the primary exchange on which a company’s shares are listed is only a factor for a company’s inclusion if both its jurisdiction of incorporation and its headquarters are in a BDI designated region, or if its SEC filings indicate that it has multiple headquarters. If the company has its primary headquarters in another country, other than in BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000® Index and the Russell Midcap® Growth Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, or over-the-counter traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 at any other time during the year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of common stock of a company is eligible for inclusion in the Russell 3000® Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independently of the other.

The primary criterion used to determine the list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the market price as of May 31 of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing values of the company’s common stock on its primary exchange on May 31 of each year, Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June (unless the last Friday in June is the 28th, 29th or 30th, in which case reconstitution will occur on the Friday prior), of each year, the Russell Midcap® Growth Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. In addition, since September 2004, Russell has added initial public offerings to the Russell 3000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell Midcap® Growth Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Midcap® Growth Index level is calculated by adding the market values of the Russell Midcap® Growth Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 800 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell Midcap® Growth Index on the base date of December 31, 1985. To calculate the Russell Midcap® Growth Index, closing prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell Midcap® Growth Index. In order to provide continuity for the Russell Midcap® Growth Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

The following graph sets forth the monthly historical performance of the Index in the period from January 2003 through November 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the notes. On December 26, 2008, the closing value of the Index was 239.30.

Before investing in the notes, you should consult publicly available sources for the values and trading pattern of the Russell Midcap® Growth Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the Russell Midcap® Growth Index exhibiting greater volatility than in earlier periods.

License Agreement

Russell and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Midcap® Growth Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell Midcap® Growth Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell Midcap® Growth Index is based. Russell’s only relationship to MLPF&S and to us is the licensing of certain trademarks and trade names of Russell and of the Russell Midcap® Growth Index, which is determined, composed, and calculated by Russell without regard to MLPF&S, us, or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell Midcap® Growth Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Index that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Index.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

Certain U.S. Federal Income Taxation

Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement STR-1, which you should carefully review prior to investing in the notes.

General.   Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Index that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Index. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Index for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in the accompanying product supplement STR-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement STR-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity.   Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined in the accompanying product supplement STR-1) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes.   On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement STR-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisers before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

■	Product supplement STR-1 dated January 2, 2009:

   http://www.sec.gov/Archives/edgar/data/70858/000119312509000237/d424b5.htm

■	Series L MTN prospectus supplement dated April 10, 2008 and prospectus dated May 5, 2006:

   http://www.sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.